Exhibit 5.1
S C H W A R T Z       C O O P E R      C H A R T E R E D
180 North Lasalle Street, Suite 2700, Chicago, Illinois 50601
T 312.346.1300 F 312.782.8416 www.schwartzcopper.com
January 24, 2007
The Board of Directors
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Re: Registration Statement No. 333-137236
Gentlemen:
We have acted as counsel to Lime Energy Co. (formerly known as Electric City Corp.), a Delaware corporation (the “Company”). In such capacity, we have examined amendment No. 2 on Form S-1 to the registration statement on Form S-3 filed with the Securities and Exchange Commission on January 26, 2007 (Registration Statement No. 333-137236) for registration under the Securities Act of 1933, as amended, of (i) 38,585,915 non-transferable subscription rights (the “Rights”) to be distributed in connection with a rights offering (the “Rights Offering”) by the Company to the holders of record of the Company’s common stock, par value $0.0001 per share, as of the close of business on the record date declared by the Board of Directors of the Company (the “Holders”), shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, and (ii) 38,585,915 shares of the Common Stock issuable upon exercise of the Rights. We have also examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares by the Company. We have also made such other examination as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.
On the basis of the foregoing, we are of the opinion that:
     (i) The Rights to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally issued, fully paid and nonassessable. When issued, the Rights will be legal, valid and binding obligations of the Company under applicable state law governing the Rights.
     (ii) The shares of Common Stock to be issued and sold by the Company have been duly authorized and, when issued and paid for as described in the Registration Statement, the 38,585,915 shares of common stock (or such lesser number of shares as may be issued in the rights offering) will be legally issued and fully paid and non-assessable.

The Board of Directors
January 24, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.
Very truly yours,
Schwartz Cooper Chartered